Exhibit 99.1

PINNACLE ENTERTAINMENT CLOSES ISSUANCE OF $325 MILLION OF NEW 7.75% SENIOR SUBORDINATED NOTES DUE 2022 AND INCURRENCE OF $325 MILLION INCREMENTAL TERM LOAN

LAS VEGAS, March 19, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it has closed the previously announced public offering of $325 million in aggregate principal amount of 7.75% senior subordinated notes due 2022. The notes were issued at par. The Company also announced today that it has closed a $325 million incremental term loan under its current credit facility. The term loan was issued at a price of 99.0% with an interest rate of 300 basis points over LIBOR and a 1.0% LIBOR floor. The term loan will mature in March 2019, provided that such date will be accelerated to (a) December 15, 2014 if any portion of the Company’s 7.5% senior subordinated notes due 2015 are outstanding on December 15, 2014, and (b) May 1, 2017 if any portion of the Company’s 8.625% senior notes due 2017 are outstanding on May 1, 2017.

The Company will use all of the net proceeds of the notes offering and a portion of the net proceeds from the term loan to redeem all $385 million in aggregate principal amount of its existing 7.5% senior subordinated notes due 2015 and to repay all $70.0 million in outstanding revolving credit borrowings under its credit facility. The Company will use the remaining net proceeds of the term loan to continue development of the projects in its growth pipeline and for general corporate purposes.

Carlos Ruisanchez, executive vice president and chief financial officer of Pinnacle Entertainment commented, “The issuance of the new notes, incurrence of the term loan, redemption of the 7.5% notes and repayment of revolver balances extends our maturity schedule, lowers the overall effective interest rate on our debt capital structure, and bolsters our liquidity position.

“We intend to use the excess proceeds of these financing transactions, along with the cash flow provided by our existing operations, for construction of L’Auberge Baton Rouge, the River City casino expansion, a potential casino development at River Downs and for general corporate purposes. Upon completion, these long-term operating assets will now be financed with a long-term capital structure. Additionally, the Company will retain significant financial flexibility to review, analyze and potentially participate in additional return focused growth opportunities through the use of our $410 million revolving credit facility.”

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new notes nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release also shall not constitute a notice of redemption of the Company’s 7.5% senior subordinated notes due 2015, and any redemption will be done in accordance with the terms of the indenture governing such notes.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements, including statements concerning the anticipated use of the net proceeds from the notes offering and the term loan and the Company’s development plans and anticipated timelines. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012 and other filings made by the Company with the Commission. All forward-looking statements are expressly qualified in their entirety by such factors.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates six casinos, located in Louisiana, Missouri and Indiana, and a racetrack in Ohio. In addition, Pinnacle is developing L’Auberge Casino & Hotel Baton Rouge, and holds a 26% ownership stake in Asian Coast Development (Canada) Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

CONTACT:
Investor Relations	Media Relations
Vincent Zahn	Ginny Shanks
VP, Finance and Investor Relations	EVP, Chief Marketing Officer
702/541-7777 or investors@pnkmail.com	702/541-7777 or gshanks@pnkmail.com